Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Investors Real Estate Trust on Form S-3 of our report dated July 16, 2004 (September 30, 2004 as to Note 13 and to the effects of discontinued operations as disclosed in Note 14), appearing in the Form 8-K dated October 5, 2004 of Investors Real Estate Trust for the fiscal year ended April 30, 2004 and of our report on financial statement schedules appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the fiscal year ended April 30, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Minneapolis, MN
September 30, 2004